Exhibit 99.1

Quality Distribution, Inc. Announces First Quarter Results: Stronger Volumes Drive Positive Earnings

TAMPA, FL – May 5, 2010 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) today reported the results for its first quarter ended March 31, 2010. Total revenue for the first quarter of 2010 was $161.3 million, an increase of 7.7% from $149.7 million for the same quarter in 2009. Revenue excluding fuel surcharge for the first quarter of 2010 was $143.8 million, an increase of 3.7% from $138.6 million for the same quarter in 2009.

Net income for the first quarter of 2010 was $0.8 million, or $0.04 per diluted share, compared to a net loss of $0.3 million, or ($0.02) per diluted share, for the same quarter in 2009.

Adjusted net income per diluted share was $0.04 for the first quarter of 2010, compared to an adjusted net loss of $0.01 for the same quarter in 2009. Adjusted net income was derived by applying a normalized tax rate of 39% and excluding certain items that Quality does not consider part of regular operating activities such as a pre-tax restructuring charge of $0.6 million and a pre-tax gain on early debt extinguishment of $0.7 million from first quarter 2009 results and a pre-tax restructuring charge of $1.1 million from first quarter 2010 results.

Gary Enzor, Chief Executive Officer, stated, “We are very pleased to report year-over-year revenue growth for the first quarter. Higher volumes, coupled with a leaner cost structure, yielded positive first quarter earnings for the first time in four years. We are committed to growing organically. We have built a strong network of affiliates who have the infrastructure necessary to support additional growth as demand continues to increase. On May 1, we added F. T. Silfies to our affiliate network. Silfies is a dry bulk carrier with annual revenues of approximately $20.0 million operating primarily on the East Coast. We will also continue to look for synergistic opportunities to grow our company through acquisitions.”

Steve Attwood, Chief Financial Officer, commented further, “In addition to positive revenue and earnings results, availability under our ABL facility at the end of the first quarter was $54.1 million, an improvement of $11.1 million from the end of the first quarter last year. Our business model continues to evolve. Now that we have affiliated trucking operations, and significantly reduced our cost structure and capital expenditure requirements, our focus is squarely on driving top-line profitable growth.

Quality will host a conference call for investors to discuss these results on Thursday, May 6, 2010 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-587-0612; the toll number is 719-325-2210; the passcode is 3649174. https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwznnzzvlcmdc. A replay of the call will be available through June 5, 2010, by dialing 888-203-1112; passcode: 3649174. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com or http://investor.shareholder.com/qualitydistribution/events.cfm. Copies of this earnings release and other financial information about Quality may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Quality regularly posts or otherwise makes available information on the Investor Relations section of its website that may be important to investors.

Headquartered in Tampa, Florida, Quality, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and independent owner-operators, provides bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the particular industries in which we operate; turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; availability and price of diesel fuel; adverse weather conditions; competition and rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry; potential disruption at U.S. ports of entry; our substantial dependence on affiliates and independent owner-operators and our ability to attract and retain drivers; the loss of one or more of our major customers or a material reduction in the services we perform for such customers; our ability to effectively manage terminal operations that are converted from company-operated to affiliate; changes in future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance including those related to the control of greenhouse gas emissions such as market-based (cap and trade) mechanisms; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; the potential loss of our ability to use net operating losses to offset future income; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; potential future impairment charges; changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses; and the interests of our largest shareholder may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

QLTYE

Contact:	Stephen R. Attwood
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7129

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended March 31,
	2010	2009
OPERATING REVENUES:
Transportation	$118,917	$111,027
Other service revenue	24,906	27,608
Fuel surcharge	17,510	11,097

Total operating revenues	161,333	149,732

OPERATING EXPENSES:
Purchased transportation	110,904	81,891
Compensation	13,892	23,211
Fuel, supplies and maintenance	12,288	17,540
Depreciation and amortization	4,243	5,335
Selling and administrative	4,778	7,145
Insurance costs	3,337	4,049
Taxes and licenses	596	1,337
Communications and utilities	1,046	2,734
Loss (gain) on disposal of property and equipment	418	(103)
Restructuring costs	1,147	600

Total operating expenses	152,649	143,739

Operating income	8,684	5,993

Interest expense	8,667	7,000
Interest income	(161)	(103)
Gain on extinguishment of debt	—	(675)
Other expense	6	143

Income (loss) before taxes	172	(372)
Benefit from income taxes	(626)	(70)

Net income (loss)	$798	$(302)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.04	$(0.02)

Diluted	$0.04	$(0.02)

Weighted average number of shares
Basic	19,501	19,215
Diluted	21,470	19,215

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,675	$5,633
Accounts receivable, net	80,541	69,625
Prepaid expenses	10,390	8,584
Deferred tax assets, net	4,626	5,506
Other	4,725	4,420

Total current assets	102,957	93,768
Property and equipment, net	127, 052	127,329
Goodwill	27,023	27,023
Intangibles, net	18,069	18,467
Other assets	12,818	13,029

Total assets	$287,919	$279,616

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current maturities of indebtedness	$19,498	$19,866
Current maturities of capital lease obligations	4,900	5,322
Accounts payable	9,591	6,182
Affiliates and independent owner-operators payable	12,591	9,734
Accrued expenses	21,883	21,378
Environmental liabilities	3,733	3,408
Accrued loss and damage claims	7,525	8,862

Total current liabilities	79,721	74,752

Long-term indebtedness, less current maturities	291,240	284,253
Capital lease obligations, less current maturities	10,809	11,843
Environmental liabilities	7,740	8,241
Accrued loss and damage claims	8,679	10,534
Other non-current liabilities	27,075	28,896

Total liabilities	425,264	418,519

Redeemable noncontrolling interest	1,833	1,833

SHAREHOLDERS’ (DEFICIT) EQUITY
Common stock	364,535	364,046
Treasury stock	(1,580)	(1,580)
Accumulated deficit	(293,770)	(294,568)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(25,316)	(25,587)
Stock purchase warrants	6,696	6,696
Stock subscriptions receivable	(154)	(154)

Total shareholders’ (deficit) equity	(139,178)	(140,736)

Total liabilities, redeemable noncontrolling interest and shareholders’ (deficit) equity	$287,919	$279,616

RECONCILIATION OF NET INCOME (LOSS) TO TAX EFFECTED AND ADJUSTED NET INCOME (LOSS), EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO TAX EFFECTED AND ADJUSTED NET INCOME (LOSS) PER SHARE

For the Three Months Ended March 31, 2010 and 2009

(In 000’s)

Unaudited

Tax Effected and Adjusted Net Income (Loss), Tax Effected and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA (as defined) are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Tax Effected and Adjusted Net Income (Loss), management uses a 39% tax rate for calculating the provision for income taxes to normalize the Quality’s tax rate to that of comparable transportation companies, and to compare Quality’s reporting periods with different effective tax rates. In addition, we adjust Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share for significant items that are not part of regular operating activities. These adjustments include restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we expect to conclude in 2010, and gain on early extinguishment of debt. EBITDA and Adjusted EBITDA are used by management to evaluate Quality’s operating performance independent of expenses that are not from operations. For EBITDA, Net Income (Loss) is adjusted for provision for (benefit from) income tax, depreciation and amortization and interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income (Loss), which is then further adjusted for significant items that are not part of regular operating activities, including the restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we expect to conclude in 2010, and gain on early extinguishment of debt, to arrive at Adjusted EBITDA. Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP as an indication of Quality’s operating performance or liquidity.

	Three months ended March 31,
	2010	2009
Net Income (Loss) Reconciliation:

Net income (loss)	$798	$(302)

Net income (loss) per common share:
Basic	$0.04	$(0.02)
Diluted	$0.04	$(0.02)

Adjustments to net income (loss):
Benefit from income taxes	(626)	(70)
Gain on early debt extinguishment	—	(675)
Restructuring costs	1,147	600

Adjusted income (loss) before income taxes	1,319	(447)
Provision for (benefit from) income taxes at 39%	514	(174)

Tax effected and adjusted net income (loss)	$805	$(273)

Tax effected and adjusted net income (loss) per common share:
Basic	$0.04	$(0.01)
Diluted	$0.04	$(0.01)
Weighted average number of shares:
Basic	19,501	19,215
Diluted	21,470	19,215

	Three months ended March 31,
	2010	2009
EBITDA and Adjusted EBITDA:

Net income (loss)	$798	$(302)

Adjustments to net income (loss):
Benefit from income taxes	(626)	(70)
Depreciation and amortization	4,243	5,335
Interest expense, net	8,506	6,897

EBITDA	12,921	11,860

Gain on early debt extinguishment	—	(675)
Restructuring costs	1,147	600

Adjusted EBITDA	$14,068	$11,785